Exhibit (e)(2)

VIRTUS ETF TRUST II

FIrst AMENDMENT TO THE

DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of the 3rd of June, 2016, to the Distribution Agreement, dated as of February 10, 2016 (the “Distribution Agreement”), is entered into by and between VIRTUS ETF TRUST II, a Delaware statutory trust (the “Trust”), and ETF Distributors LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, each of the Trust and the Distributor is a party to the Distribution Agreement; and

WHEREAS, each of the Trust and the Distributor desires to amend each of Exhibit A and Schedule I to the Distribution Agreement to reflect the addition of Virtus Enhanced DWA U.S. Equity ETF (the “Fund”) as a new series of the Trust and the appointment of the Distributor as the exclusive distributor for the Fund;

NOW, THEREFORE, the parties agree as follows:

1. Exhibit A to the Distribution Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2. Schedule I to the Distribution Agreement is hereby deleted in its entirety and replaced with Schedule I attached hereto.

3. Except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

VIRTUS ETF TRUST II		ETF DISTRIBUTORS LLC

By:	/s/ William J. Smalley	By:	/s/ William J. Smalley
	William J. Smalley, President		William J. Smalley, Managing Principal

EXHIBIT A

(As of June 3, 2016)

Virtus Newfleet Dynamic Credit ETF

Virtus Japan Alpha ETF

Virtus Enhanced DWA U.S. Equity ETF

Schedule I

(As of June 3, 2016)

Fund	Rate
Virtus Newfleet Dynamic Credit ETF	1 BP on average AUM

Virtus Japan Alpha ETF	1 BP on average AUM

Virtus Enhanced DWA U.S. Equity ETF	1 BP on average AUM